Exhibit 3.1

COWEN INC.

BY-LAW AMENDMENT

The Second Amended and Restated By-laws of Cowen Inc. are hereby amended to add a new Article X, as set forth below:

“ARTICLE X.
FORUM AND VENUE.

Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (iii) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or the Certificate of Incorporation or these By-Laws (as either may be amended from time to time); (iv) any action or proceeding seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these By-Laws (as either may be amended from time to time); (v) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (vi) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article X shall not in any way be affected or impaired thereby.”